Exhibit 99.1

           MSU Devices Obtains Extension For Unsecured Loan Financing


DALLAS - April 4, 2002 - MSU Devices Inc. ("MUCP") announced today that the Company has obtained an extension of the dates by which it is required to obtain additional financing under the terms of its unsecured loan financing announced on March 28, 2002. The original terms of the unsecured financing required the Company to raise an additional $1,162,500 on the following schedule: at least $250,000 not later than April 1, 2002; $412,500 not later than April 15, 2002; and $500,000 not later than May 10, 2002. Pursuant to an agreement with holders of a majority in principal amount of the notes issued under the unsecured financing, each of these dates has been extended by 30 calendar days so that the additional $1,162,500 must now be received by the Company as follows: at least $250,000 not later than May 1, 2002; $412,500 not later than May 15, 2002; and $500,000 not later than June 10, 2002.

No other terms of the unsecured loan financing were affected by the extension. In the event the Company does not raise the additional funds by the dates indicated, it will be in default and the noteholders can accelerate the maturity of the unsecured notes. If the Company does not raise the funds required to be received by May 15, 2002, the holders of the unsecured notes can elect to secure their notes by a first priority lien on the assets of the Company, including intangible assets and intellectual property.

The unsecured notes, as well as the common stock into which the notes are convertible, have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation, or sale of any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.


CONTACT:   MSU Devices Inc., Dallas
           Ms. Patti Brown, 972/473-6915